[PEBO] - Peoples Bancorp Inc.
Second Quarter 2014 Earnings Conference Call
Tuesday, July 22, 2014 11:00 AM Eastern

Operator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Andrew, and I will be your conference facilitator today.

Today's call will cover a discussion of the results of operations for the quarter ended June 30, 2014.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period.

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings. These include, but are not limited to, the success, impact and timing of strategic initiatives, successful completion and integration of planned acquisitions, the competitive nature of the financial service industry, the interest rate environment, the effect of federal and/or state banking, insurance, and tax regulations, and changes in economic conditions.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these projections. Peoples' disclaims any responsibility to update these forward-looking statements after this call.

Peoples' second-quarter 2014 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 20 to 30 minutes of prepared commentary followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Andrew. Good morning. Thanks for joining us for a review of our second-quarter results. Ed Sloane and I have much to talk about this morning. Our comments will cover the quarterly results, and update on the recently completed Midwest acquisition and pending deals, plus our expectations for the remainder of 2014.

We are excited about all we have accomplished in the first half of the year and look forward to building on those accomplishments in the second half.

I will begin with an update on our acquisitions. The Midwest deal successfully closed on May 30th. All banking systems were converted on the same day and integration efforts are now in full swing, which includes adding space to the Jackson, Ohio office for our insurance and investment partners. Ed will discuss later the Midwest transaction in more detail.

Our two pending deals, Ohio Heritage Bancorp and North Akron Savings Bank, continue to progress on schedule. Ohio Heritage is expected to close late August, and North Akron late October. Systems conversions are scheduled to occur on the same day as the closings.

Careful consideration has been given to the timing of each transaction to allow our operations team to fully close one acquisition before transitioning to the other. We are confident in our ability to execute, given our talented and experienced integration team.

Looking at our second-quarter results, Peoples reported net income of $3.5 million, or $0.32 per share. This included $1.4 million of acquisition costs primarily related to the Midwest deal and $536,000 in pension settlement costs. Combined, these one-time costs reduced earnings per share by $0.12.

We also recorded our first provision for loan losses since the third quarter of 2011. Earnings per share were $0.44 for the linked quarter and $0.46 for the second quarter of 2013.

Net income for the first half of the year was $8.3 million, or $0.76 per share, and included $1.6 million in acquisition costs and $1 million in pension settlement costs. These one-time costs reduced the first-half earnings per share by approximately $0.16.

Excluding acquisition costs, we achieved positive operating leverage through the first half of the year. The total revenue increased 16%, while operating expenses increased 15%. Additionally, taking out pension settlement costs, operating expenses increased 12%, thus widening the gap further between revenue and expense growth.

Our efficiency ratio continued to improve this year. While our reported efficiency ratio was 75%, removing the one-time costs, it improved to 69%, which is within our target range for the year. Expected cost savings from the pending deals should further improve this ratio.

Absent the acquisitions, revenue growth for the year was still very strong at over 8%. This improvement to our core operations was a result of our continued focus on loan growth and expanding margin and solid contribution from our fee-based revenue. We achieved this growth even with a 50% reduction in mortgage banking income. Our diversified revenue stream enables us to absorb such declines.

Turning to the loan portfolio, we're excited about the growth experienced in both the commercial and consumer portfolios. Without Midwest, linked-quarter loan growth was 11% annualized, exceeding our stated 2014 growth goals of 8% to 10%. This sustained growth trend, coupled with an expanding commercial loan pipeline, should position us to meet, if not exceed, this goal in the second half.

Year over year, commercial loan balances increased 28%. We continued to improve the mix of loans within our commercial loan portfolio with a stronger focus on C&I lending. During this period, C&I loan balances were up 38%, while CRE balances increased 24%.

Our consumer loan portfolio grew 27% from last year. With the addition of Midwest balances in the second quarter, the consumer portfolio crossed the $500 million mark and now represents 41% of total loans.

Asset quality metrics continue to show a normalized trend, positioning us at the top of our peer group.

Annualized net charge offs remain very low at 4 basis points, while NPA to loans plus OREO increased slightly to 93 basis points. Our allowance for loan losses declined slightly to 1.32% of total loans due to the addition of Midwest loans without a corresponding reserve.

Overall, we are pleased with our first-half results, which included a successful close of Midwest, strong organic loan growth, and expanding margin and improved efficiency within our core operations.

Now I will turn the call over to Ed for his comments on the quarter.

Ed Sloane: Thanks, Chuck. During the second quarter, our management team was focused on closing the Midwest transaction and executing the integration plan. We are excited about welcoming our new customers to the Wellston and Jackson, Ohio markets, and are now turning our attention to planning the integration of our new northern markets in the Coshocton and North Akron, Ohio areas. These new areas connect our network along I-77 between Cambridge and Cleveland.

Taking a closer look at the Midwest transaction, on the earnings side, we expect to add approximately $0.07 per year in earnings accretion. The earnings pickup does not consider any synergies with our current operations. Cost savings were consistent with our expectations at 45% of Midwest's annual operating expenses. The acquisition will add approximately $450,000 to our operating expense run rate.

Capital dilution was minimal, and, as a result, the earn-back period is expected to be very short, within one year.

In terms of the balance sheet, Midwest added $60 million in loans, of which 9% were commercial, 12% non-mortgage consumer, and 79% mortgage. The loan portfolio was discounted by approximately 2%.

On the deposit side, the transaction added $78 million in deposits, of which 80% were interest-bearing and 20% non-interest-bearing DDA. Time deposits comprise 58% of total interest-bearing deposits.

During the quarter, we executed a [planned] sell of Midwest's $21 million securities portfolio. This is consistent with our 2014 balance sheet strategy to reduce the relative size of our total investment securities. This sale contributed to reducing the overall size of the portfolio from 33% of total assets at year end to 31% midyear.

We will continue to be optimistic with our pending deals as we work towards a year-end target portfolio size of 25% to 30% of total assets.

Turning now to our second-quarter results. Revenue growth continued to strengthen with a solid increase in net interest income. Margin was at the upper end of our expected range for the quarter, expanding 4 basis points from the linked quarter. Year over year, margin is up 26 basis points. Combined, Ohio Commerce and Midwest have added 13 basis points to the margin.

Loan growth was also a key driver of net interest income growth. Year over year, organic loan growth was 13%. Adding $160 million from the acquisitions, loans increased 28%.

This loan growth has been a key driver to improving our overall mix of assets. Since June 30th last year, loans as a percentage of assets increased to 61%, from 54%. The growth was funded in part by a reduction in the securities portfolio.

On the funding side, deposits were down 3% from linked quarter if you exclude Midwest. This decline was due to normal seasonal fluctuations as funds from governmental deposits are at their highest point in the first quarter and are disbursed throughout the remainder of the year.

Steady growth in non-interesting-bearing DDAs was a key contributor to lowering our overall cost of funds and improving margin. We have seen a 31% year-over-year increase in these DDA balances, and net new DDAs are consistently growing between 3% to 4%. As a percentage of total deposits, non-interest-bearing DDA balances have increased from 23% last year to 26%.

Looking forward, we expect continued margin improvement in the third quarter. We are targeting a range in the upper [3.30s] to low [3.40s], assuming no meaningful change in interest rates.

Ohio Heritage's impact on third-quarter margin should be minimal. Beyond the third quarter, we expect Ohio Heritage to add 3 to 6 basis points to margin. North Akron is expected to add another 4 to 6 basis points of margin starting in 2015. The added margin from acquisitions does not consider any potential loan accretion income. We believe opportunities exist for some accretion income in each transaction.

Moving to fee-based revenue, we continue to see solid performance with a year-over-year growth rate of 9%. The growth has been balanced between all business lines. Insurance revenue was up 24%, trust and investment revenue up 9%, and ebanking revenue up 4%.

We continue to experience a decline in mortgage banking income, due to a sizeable drop in refinancing activity during the year.

On the linked-quarter basis, fee-based revenue was down due to a drop in annual insurance contingent income. Approximately 75% of this income is recognized in the first quarter. So excluding the contingent income, fee-based revenue was up 16% annualized from last quarter.

Absent the one-time costs, operating expenses were slightly better than expectations for the quarter. Salaries and employee benefits showed the largest increase from the linked quarter as we continued to see a rise in medical insurance costs due to an increase in claims activity. Other expense categories were generally flat or down compared to the first quarter.

For the rest of 2014, we see the quarterly run rate for our core expenses to be around $18.8 million to $19 million. This range does not consider any additional pension settlement charges or the impact of the pending acquisitions. We expect pension settlement costs to be significantly lower in the second half of the year.

As Chuck mentioned earlier, asset quality trends continued to be positive. Our annualized net charge-off rate for the quarter of 2 basis points remains well below our long-term historical averages. Like the second quarter, we should see some modest provisions for loan losses in the coming quarters, given our expected loan growth, and as we anticipate our net charge-off rate to move closer to pre-crisis levels of 20 to 40 basis points.

I'll now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, Ed. Absent the acquisition cost, we achieved positive operating leverage with a focus on strong revenue growth and expense management. The gap between revenue and expense growth through midyear was 1%. For the second half of 2014, the gap is expected to grow as we layer on the pending deals.

The pre-provision net revenue to asset ratio is a good indicator of our improving core earnings. Without acquisition costs, this ratio improved to 1.38% from 1.25% last year. Strong organic loan growth and positive impact from the completed acquisitions were the key factors that drove the improved performance. We anticipate continued improvement in this metric.

As we wrap up the first half of the year, we are pleased with the momentum we carry into the second half. We expect to sustain strong revenue growth trends in the second half due to our improved sales across all lines of business and from our acquisitions. Our commercial loan pipeline has been consistently strong and includes over $200 million in new loans, of which $60 million are expected to close and fund over the remainder of the year.

Consumer lending activity continues to grow at a steady pace. Non-mortgage production was up over 26% compared to last year. Indirect lending was the biggest contributor to this growth, with production up 53%. Mortgage production levels in the first half of the year were one-half of the prior year.

In June, however, we experienced an uptick in production, which we expect to continue for the next couple of months during the peak home-buying season. Given our strong loan production, we expect to achieve our point-to-point loan growth target of 8% to 10%. This growth does not include Midwest or our two pending acquisitions, which combined, will add approximately $360 million in loan balances this year.

As Ed mentioned earlier, the Midwest acquisition will be immediately accretive to our bottom-line results, strengthening our balance sheet, margin, and operating leverage. We're excited to move our banking operations into this market and partner with our existing insurance team to provide expanded capabilities to our new customers.

In the second half of the year, our attention will shift to our two pending acquisitions in our new northeastern Ohio markets. Similar to Midwest, we expect these transactions to have a positive impact on earnings. Combined, capital dilution should be minimal, given the mix of cash and stock.

Earnings accretion for Ohio Heritage should be over $0.10 per year, and North Akron over $0.06 per year. In terms of integration, these two transactions are relatively low risk and easily digestible given their size. Our experienced management team has the capacity to successfully integrate these acquisitions, while still maintaining the same level of care around our daily activities.

Lastly, I am excited to build on our accomplishments as we move to the second half of the year. Successful completion and integration of our pending deals will be our top priority. We will also remain focused on our day-to-day business. We expect to see strong production levels and improving sales execution across all lines of business by creating an extraordinary client experience.

The second half will be a challenge. I am confident our talented and experienced employees will embrace the challenge and take us one step closer to becoming the best community bank in America.

This concludes our commentary, and we will open the call to questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is Ed Sloane, Chief Financial Officer.

I will now turn the call back to the hands of our call facilitator. Thank you.

Questions and Answers

Operator: Please hold as we poll for questions. Scott Siefers of Sandler O'Neill.

Unidentified Participant: This is [Brandon] on the line for Scott. Just wanted to ask you a few quick questions. First, it seems like insurance income was down a little more than we were looking for. Looking back, the line item was a little more volatile in 1Q, historically.

Was the variance here just seasonal or was there something else in there? Can you give us a little sense to what you guys are looking for going forward?

Chuck Sulerzyski: Yes. We were actually comfortable with the insurance results. Historically, we get the contingent income in the first quarter, or the majority, 75% of the contingent income in the first quarter. So you expect that little bit of a decrease.

I think the real driver on the fee income side, on the negative side was the 50% reduction in mortgage fee income.

Unidentified Participant: Great. Thank you very much. Then just one more. You guys mentioned in the release that you're committed to positive operating leverage in 2014, but you guys do face the challenges of costs associated with pending deals.

Are these costs that you guys speak to more of the one-time charges associated with the deals or are you talking more to challenges with realizing expected cost savings?

Chuck Sulerzyski: No, I think we will see positive operating leverage if you exclude the one-time cost associated with the deals. We continue to improve our efficiency -- we tried to show that in the script -- and are optimistic with the pending deals that you'll see greater efficiency.

We stated that the efficiency ratio minus the one-timers was 69%. I think at this time next year it'll be meaningfully lower than that.

Unidentified Participant: That's great. Thank you very much.

Operator: Michael [Perito], KBW.

Michael Perito: Quick question on the expenses. Ed, I believe last quarter you guys gave kind of like a, I think it was $18.4 million to $18.5 million quarterly run rate, ex the deals, which we came in a little below that.

And then, if I heard you guys correctly, you were expecting about $450,000 annual run rate from Midwest.

Ed Sloane: Yes.

Michael Perito: Are you guys comfortable if we just layer those two together? Then, obviously, you have to take in the Ohio Heritage deal which should close in August. But is that a good way to think about the core expense run rate going forward?

Ed Sloane: Yes. Yes. The $18.8 million to $19 million, again, it includes Midwest, but does not include the Ohio Heritage and North Akron transactions. So you would have to layer those on top of it. But, yes, that's a good way to look at it.

Michael Perito: Okay. And then is the -- I apologize if I misheard. But the Heritage impact, the -- I believe the last quarter you guys said it was 6 to 8 basis points, potentially, accretion. Did you guys mention 4 to 6 this quarter? I just wanted to make sure I heard that correctly?

Ed Sloane: Yes, that is correct. And we're being conservative with that number, mainly because when we bring the balance sheets together, we have to think about how much of that investment portfolio we're going to retain. And there are also some long-term borrowings that are sitting out there with Ohio Heritage that, when we bring it all together, we just want to make sure that we're benefiting our asset structure within our company.

Michael Perito: Thanks for clarifying. And then one last one. On the asset sensitivity, you guys [screen] pretty positively in your 10Q that you guys just released. I think it was about a 5.5% increase to NII for 100 basis point move in rates. How, if at all, do you expect these deals to impact your rate sensitivity going forward, looking out maybe six months once all three are on the books? Do you think it would lessen your benefit or is there a potential benefit that could be greater?

Ed Sloane: Really, we spend a good bit of time looking at that, as you can expect, and kind of layering everything on top of one another, and it really turns out to be very neutral to that impact moving forward.

Michael Perito: So you would expect a similar impact as --

Ed Sloane: Yes.

Michael Perito: -- previous disclosures, even after the three transactions are closed?

Ed Sloane: Correct.

Michael Perito: Great. Thanks for taking my questions.

Operator: Daniel Cardenas of Raymond James.

Daniel Cardenas: So, I mean, nice loan growth on an organic basis. You seem pretty optimistic that you can hit your targets out there. Maybe a little bit of color as to in terms of the growth that you've seen. How much of that has been a market share grab versus maybe folks starting to come off of the sidelines and investing for future growth?

And then, maybe as you look into the second half, I mean, what are you seeing in terms of economic improvements that gives you confidence that you can continue to hit those numbers that you've been hitting?

Chuck Sulerzyski: Sure. I think more of it is market share grab than it is necessarily a change in underlying demand. But I would say there is a small change in underlying demand.

Keep in mind, Dan, over the last couple years, we've continued to invest in hiring top-quality lenders where we can pick them up, and we've got more capacity in the field, more capacity in the company, in terms of revenue-generating people as a percentage of total FTE.

So those lenders have brought some of their portfolio to us, but have also helped us penetrate new markets.

In terms of economics and what's going on, particularly in the eastern portion of our footprint, the oil and gas boom continues to have an impact. Right now unemployment in Ohio is lower than the US average. Unemployment in Washington County is lower than Ohio average. That is really unusual. And the eastern portion of our Appalachian footprint is really doing quite well and helping us.

So we think that those conditions will allow us to continue the results that we're having. We think that continuing to add proven lenders is a strategy that we'll continue working on. And then collectively as an organization, we get better with each quarter at being able to make quality referrals across lines of business. So we're seeing more retirement plan sales coming from our commercial bankers and our insurance professionals. We're seeing good commercial loan referrals from insurance professionals.

And we really have a lot of things to be happy about and optimistic about in our future in terms of just overall improved skills and knowledge across the lines of business.

Daniel Cardenas: Okay. And then, I guess once everything is said and done with your acquisitions this year, what does that do to your legal lending limit and your in-house limit? And then, maybe if you could talk about your discussion to go after larger credits? Because I'm assuming the legal lending limits is going to go up, correct?

Chuck Sulerzyski: Yes, the legal lending limit is going to go up. We're not going to change our house limits. By and large, we do not go north of $15 million on new deals. Tend to prefer to say under $10 million, and we don't go north of $20 million on relationships. And as we get bigger, we'll probably keep that limit in place for a while.

I think historically this company has had an appetite for loans that are relatively large to the size of [adapted] base. I think that we will more than double the size of the company before I'll take a look at increasing those limits.

Those limits are not preventing us from doing business. I think $20 million takes care of 99.5% of the credit demands of American businesses. So there's not a lot of need for us to go much further north than that.

Daniel Cardenas: Okay. Good to hear. And then one last question, and I'll step back here. I know you still have a lot on your plate in terms of digesting and completing acquisitions. But what's your appetite for another bank transaction here in the second half of the year?

Chuck Sulerzyski: Well, I guess I'd say a couple of things. First off, I'm very grateful for the team that we have here. We have a lot of proven, experienced, capable people that are allowing us to do an acquisition a quarter. And I think that's a bit unique.

We continue to have discussions. We continue to knock on doors. We continue to review books that are distributed. I would say I'd be disappointed if there wasn't something announced in the second half of the year.

But to tell you the truth, I'm equally interested in doing insurance acquisitions and doing investment acquisitions. Our story with the high-fee income, the story that we go out to customers with, around being able to provide a full-service answer to financial service needs, really requires us to do more insurance acquisitions and investment acquisitions.

So we're looking. We're being mindful of what we're doing. I think we are maintaining good controls. I'm excited about the increased efficiency. I'm excited about the new markets. I'm excited about our ability to attract talent into the institution that allows us to do more in these markets than perhaps some of the companies that we've acquired have. So we're pretty bullish.

Daniel Cardenas: Great. Good quarter. Congrats, guys.

Chuck Sulerzyski: Thank you.

Ed Sloane: Thanks.

Operator: Michael Perito of KBW.

Michael Perito: Thanks for taking the follow-up. Ed, really quickly, on the securities portfolio, in your prepared remarks, you mentioned that you guys sold down some of the securities you brought over from Midwest. Can we anticipate similar action from the two deals you have set to close later in the year?

Ed Sloane: Yes, most definitely. We put some guidance out there about 25% to 30% investments to total assets, and we're sitting at 31% today. And we'll continue to work at that. We think that's an important part of our strategy as it relates to stabilizing asset yields and remixing our balance sheet. So it'll be a focus in the second half.

Michael Perito: And is that 25% to 30%, is that longer term or is that a back half of the year?

Ed Sloane: That's back half of the year.

Michael Perito: Okay. All right. Thanks a lot, guys.

Operator: At this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under investor relations section. Thanks for your time and have a good day.

Operator: This will conclude today's conference call. You may now disconnect your line.